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                            Exhibit 11.1 - Statement Regarding Computation of Per share Earnings
                                                        (Unaudited)
                                            (in thousands except per share data)


                                  Three Months Ended      Three Months Ended      Nine Months Ended      Nine Months Ended
                                    June 30, 2001           June 30, 2000           June 30, 2001          June 30, 2000
                                    --------------          --------------          --------------         -------------

Basic
  Average Common Shares
  outstanding                              4,564                   4,563                 4,564                 4,546
Net income (loss)                       $    515               $    (139)           $    1,292              $   (938)
Per share amount                        $    .11               $    (.03)           $      .28              $   (.21)
Diluted
     Average Common Shares
     outstanding                           4,564                   4,563                 4,564                 4,546
     Net effect of dilutive stock
     options based on the Treasury
     stock method using the average
     market price                             37                     ---                    25                   ---


Total                                      4,601                   4,563                 4,589                 4,546
Net income (loss)                       $    515               $    (139)           $    1,292              $   (938)
Per share amount                        $    .11               $    (.03)           $      .28              $   (.21)


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